ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 18

INSURED

BOND NUMBER

Eaton Vance Management

00125113B

EFFECTIVE DATE

BOND PERIOD

AUTHORIZED REPRESENTATIVE

September 1, 2013 to September 1, 2014

/S/ Joseph R. Costello

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond as of the effective date indicated:

FUND NAME	EFFECTIVE DATE
Elkhorn OH 2 LLC	December 31, 2013
Belvedere Equity Real Estate Corporation	January 8, 2014
Henderson Drive LLC	January 8, 2014

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN2.1-00 (1/02)